                                   EXHIBIT 2.2

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

      THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Agreement") is made as of November 9, 2001 by and between North Fork Bank ("Assignee"), a New York chartered trust company and wholly owned subsidiary of North Fork
Bancorporation, Inc., a Delaware corporation ("Bancorp"), and Commercial Bank of New York ("Assignor"), a New York chartered trust company and wholly owned subsidiary of Assignee.

      WHEREAS, Bancorp, Assignee, and Assignor entered into a certain Agreement and Plan of Reorganization, dated as of February 13, 2001 ("Plan of Reorganization"), providing for the acquisition by Bancorp of Assignor through a so-called "interim bank merger," in which a newly formed interim bank owned directly or indirectly by Bancorp would merge with and into Assignor; and

      WHEREAS, in order to effect this merger (the "Interim Merger"), Bancorp organized Interim Bank under the New York Banking Law ("NYBL") as a New York chartered commercial bank wholly owned by Bancorp's subsidiary, Assignee; and

      WHEREAS, effective this date, Interim Bank has merged with and into Assignor, pursuant to a Plan of Bank Merger, dated as of November 9, 2001, between Interim Bank and Assignor; and

      WHEREAS, upon consummation of the Interim Merger, Assignor has become a wholly owned subsidiary of Assignee and the former shareholders of Assignor have received from Assignee cash in the amount of $32.00 per share for each of their outstanding shares of Assignor; and

      WHEREAS, immediately following consummation of the Interim Merger, Assignor adopted a plan of complete liquidation pursuant to sections 337 and 332 of the Internal Revenue Code of 1986, as amended ("Plan of Liquidation"), providing for the orderly winding up and complete liquidation of Assignor; and

      WHEREAS, immediately following such adoption, as the first step of the Plan of Liquidation, the parties hereto intend that substantially all of the assets and liabilities, including all deposit liabilities, all loans, and all banking operations, of Assignor be transferred to its immediate parent company, Assignee, in an assignment and assumption transaction, to be effected this date, with Assignor to retain only certain designated assets and liabilities, including certain contingent liabilities of Assignor and certain liquid assets equal to the shareholders' equity of Assignor prior to the transfer; and

      WHEREAS, the Boards of Directors of Assignor and Assignee have approved such assignment and assumption transaction on the terms and conditions set forth herein, and all regulatory and other approvals required for consummation of such transactions have been received;

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

      1. DEFINITIONS. Unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings set forth herein, whether such definition be in this Section 1 or elsewhere in this Agreement. References to Sections, Exhibits and Schedules refer to Sections of, and Exhibits and Schedules to, this Agreement.

      (a) "Accrued Interest" shall mean as of any date (a) with respect to the Deposit Liabilities, the interest that has been accrued but not paid or credited on the Deposit Liabilities, and (b) with respect to the Loans, the interest, fees, costs and other charges that have accrued on or been charged to the Loans but not paid by the applicable borrower, or a guarantor or surety therefor, or otherwise collected by offset or recourse to collateral for the applicable Loan.

      (b) "Assignment and Assumption" shall mean the transfer from Assignor to Assignee of the Bank Assets and the Bank Liabilities as provided for herein.

      (c) "Bank Assets" shall mean those assets of Assignor to be transferred to Assignee pursuant to this Agreement, which will consist of all of Assignor's assets at the Effective Time other than the Excluded Assets, and shall include, without limitation, the following: (i) the Real Property and Other Real Estate Owned; (ii) the Personalty; (iii) the Loans; (iv) the Banking Office Leases, Tenant Leases and Safe Deposit Agreements; (v) all rights under any building maintenance, service, vendor or other contracts in effect as of the date hereof relating to the banking services, functions and activities conducted or performed by Assignor (the "Bank Business"), to the extent such contracts are assignable and do not consist of or relate to Excluded Assets; (vi) Cash, except to the extent constituting Excluded Assets; (vii) Investment Securities, except to the extent constituting Excluded Assets; (viii) prepaid expenses relating to any other Bank Asset as of the date hereof; (ix) rights appertaining to the contracts and relationships giving rise to the Deposit Liabilities that Assignee is assuming; (x) rights appertaining to any negative deposits (overdrafts) in accounts booked at or allocated to the Banking Offices and outstanding as of the date hereof; (xi) all insurance premiums paid by Assignor to the Federal Deposit Insurance Corporation ("FDIC") that are allocable to insurance coverage for the Deposit Liabilities after the Effective Time; (xii) ownership interests in the capital stock of the Federal Home Loan Bank of New York owned by Assignor immediately prior to closing; (xiii) rights appertaining to Custodial Accounts, Fiduciary Accounts and other similar accounts; and (xiv) any and all other rights, property and assets, including intangible assets, relating to or used by Assignor in the Bank Business, except for any of the foregoing that shall be Excluded Assets.

      (d) "Bank Business" shall have the meaning set forth in Section 1(c)(v).

      (e) "Bank Liabilities" shall mean the liabilities of Assignor to be assumed by Assignee pursuant to this Agreement, which will consist of all of Assignor's liabilities and obligations at the Effective Time other than Excluded Liabilities, and shall include, without limitation, the following: (i) the Deposit Liabilities including, without limitation, any negative deposits (overdrafts); (ii) all liabilities and obligations under the Banking Office Leases and Tenant Leases (irrespective of whether any necessary third-party consents to the transfer thereof have been obtained); (iii) all liabilities and obligations under the Safe Deposit Agreements; (iv) all liabilities and obligations relating to the Loans; (v) all liabilities and obligations under the Custodial Accounts and Fiduciary Accounts; (vi) all liabilities and obligations under any building maintenance, service, vendor or other contract relating to the Bank Business in effect as of the date hereof, regardless of whether such contract is assignable and/or included in Section 1(c)(v), including costs of terminating any such contracts that Assignee chooses to terminate in connection with the transactions contemplated by this Agreement, but excluding any such contracts arising out of or relating to Excluded Liabilities; (vii) any and all borrowings from the Federal Home Loan Bank of New York or any other person related to Assignor's business; (viii) any liabilities and obligations with respect to Real Property and Other Real Estate Owned; (ix) any liabilities and obligations with respect to any employees of Assignor (whether employed directly by Assignor or through leases or otherwise) except for any such liabilities as are Excluded Liabilities; and (x) any and all other liabilities and obligations, including contingent liabilities, relating to or arising out of the Bank Business, except for any of the foregoing that shall be Excluded Liabilities.

      (f) "Banking Offices" shall mean the banking offices and other premises used by Assignor in its Bank Business (including automated teller machine premises) at the Effective Time, which consist of those listed on Schedule 1(f) hereto.

      (g) "Banking Office Leases" shall mean the leases or subleases for the Banking Offices that are subject to lease or sublease at the Effective Time, which are listed on Schedule 1(g) hereto.

      (h) "Capital Distribution" shall mean the distribution by Assignor to Assignee immediately after the Assignment and Assumption of the shareholder's equity of Assignor at such time less the Retained Capital Amount, as further described in the Plan of Capital Distribution attached hereto as Exhibit 1.

      (i) "Cash" shall mean petty cash, vault cash, teller cash, automated teller machine cash and prepaid postage, in each case as of the Effective Time, as determined by an audit conducted by one or more employees of Assignee.

      (j) "Closing" shall mean the consummation of the Assignment and Assumption at the Effective Time.

      (k) "Custodial Accounts" shall mean any and all accounts (including IRAs) or customer relationships under which Assignor serves as custodian for the property or assets of another Person, whether pursuant to the express terms of the customer agreement underlying such account or relationship, the books and records maintained by Assignor relating thereto, or applicable law and regulation, and whether or not such accounts or relationships may also be Fiduciary Accounts.

      (l) "Deposit Liabilities" or "Deposit Liability" shall mean deposit liabilities with respect to all deposit accounts maintained by Assignor at the Effective Time that are defined as deposits in the Federal Deposit Insurance Act, 12 U.S.C. Section 1813, including in each case collected and uncollected deposits plus Accrued Interest, as well as all IRAs which consist solely of deposits with Assignor (including, without limitation, all deposit liabilities set forth on Schedule 1(L) hereto.

      (m) "Effective Time" shall mean the date and time of the Closing, as provided in Section 5(a) hereof.

      (n) "Excluded Assets" shall be those assets of Assignor at the Effective Time that are not being transferred to Assignee in the Assignment and Assumption, which assets are listed or described on Schedule 2(b)(1) hereto.

      (o) "Excluded Liabilities" shall be those liabilities of Assignor at the Effective Time that are not being transferred to or assumed by Assignee in the Assignment and Assumption, which liabilities are listed or described on Schedule 2(b)(2) hereto.

      (p) "Fiduciary Accounts" shall mean any and all accounts or customer relationships under which Assignor serves as fiduciary with respect to another Person, whether pursuant to the express terms of the customer agreement underlying such accounts or relationships, the books and records of Assignor relating thereto, or applicable law and regulation, and whether or not such accounts or relationships may also be Custodial Accounts.

      (q) "Interim Bank" shall mean 275 Broadhollow Road Bank, a New York chartered commercial bank, wholly owned by Assignee, formed solely for the purpose of facilitating the Interim Merger.

      (r) "Interim Merger" shall mean the merger of Interim Bank with and into Assignor, pursuant to that certain Plan of Bank Merger dated November 9, 2001, between Interim Bank and Assignor.

      (s) "Investment Securities" shall mean securities of any type or duration, including stocks, bonds, notes, debentures, government securities, municipal securities, and derivative securities, and rights to buy or sell any of the same, that are owned by Assignor at the Effective Time, including all shares owned by Assignor in all subsidiaries of Assignor at the Effective Time (which are those subsidiaries listed in Schedule 1(s)).

      (t) "IRA" shall mean any Individual Retirement Account having assets consisting of Deposit Liabilities only.

      (u) "IRS" shall mean the United States Internal Revenue Service.

      (v) "Loans" shall mean:

            (i) all loans held by Assignor at the Effective Time (including any reserve for possible loan losses), including all portions of loans which may have been participated out to other lenders by Assignor or portions of loans which may have been participated to Assignor by other lenders (including, without limitation, the loans set forth on Schedule 1(v) hereto and all security therefor);

            (ii) pending credit applications to Assignor at the Effective Time and unfunded commitments, including, without limitation, scheduled credits of Assignor subject to any repayments or prepayments, in whole or in part, advances, credits, debits, charges or other actions affecting the balance of any such loans as of the Effective Time; and

            (iii) all documents executed or delivered in connection with any loan and any and all collateral held as security therefor or in which a security interest, lien or mortgage has been granted, and all rights in relation thereto, together with Accrued Interest thereon, all as of the Effective Time, and Assignor's loan files and records relating thereto.

      (w) "Other Real Estate Owned" shall mean real estate owned by Assignor as of the Effective Time and acquired by Assignor or its predecessors in the course of the foreclosure of any Loan made by Assignor or its predecessors prior to the Effective Time.

      (x) "Person" shall mean an individual, corporation, partnership, limited liability company, unincorporated association, trust, joint venture or other organization or entity or governmental entity and shall include any successor (by merger or otherwise) of such entity.

      (y) "Personalty" shall mean all of the personal property of Assignor used in the Bank Business and located in the Banking Offices at the Effective Time, including trade fixtures, leasehold improvements, shelving, furniture, automated teller machines, equipment, security systems, safe deposit boxes (exclusive of contents), vaults and supplies.

      (z) "Real Property" shall mean all real estate interests of Assignor at the Effective Time, including all interest of Assignor in and to all real estate owned or leased relating to the

Banking Offices and other offices or structures used by Assignor in the Bank Business or otherwise owned by Assignor, but excluding Other Real Estate Owned.

      (aa) "Regulatory Approvals" shall mean approvals in writing of all required federal and state regulatory agencies for the transactions provided for in this Agreement, including, without limitation, approval of the Assignment and Assumption by the New York State Banking Department under Section 601-a of the NYBL and by the Federal Deposit Insurance Corporation under Section 18(d) of the Federal Deposit Insurance Act, approval of the assumption of the Fiduciary Accounts and Custodial Accounts by Assignee under Section 604-a of the NYBL, and approval of the transfer of the Safe Deposit Agreements to Assignee under
Section 337 of the NYBL.

      (bb) "Retained Capital Amount" shall mean the dollar amount of capital funds to be retained by Assignor after the Capital Distribution, as identified as Attachment 1 to the Plan of Capital Distribution attached hereto as Exhibit 1.

      (cc) "Safe Deposit Agreements" shall mean the agreements relating to safe deposit boxes maintained by Assignor and located in the Banking Offices, and shall include any keys that open such safe deposit boxes.

      (dd) "Tenant Leases" shall mean leases or subleases between Assignor or any related party, as lessor, and the tenants of the Banking Offices, if any, listed on Schedule 1(dd).

      2. ASSIGNMENT AND ASSUMPTION; CAPITAL DISTRIBUTION.

      (a) Transfer of Bank Assets and Bank Liabilities. Subject to the terms and conditions of this Agreement, at the Effective Time Assignor will transfer, convey, sell, assign and deliver to Assignee, and Assignee will purchase, accept and assume from Assignor, (i) all right, title and interest of Assignor in, to and under the Bank Assets, and (ii) all duty, responsibility, obligation and liability of Assignor under and for the Bank Liabilities (such transactions, the "Assignment and Assumption"). At the Effective Time, Assignor and Assignee will execute and deliver to each other all instruments, titles, acceptances, receipts, bills and other documents of transfer, conveyance or acceptance necessary in order to effect the Assignment and Assumption.

      (b) Excluded Assets and Excluded Liabilities. Notwithstanding the foregoing or anything else in this Agreement or any other document to the contrary, at the Effective Time Assignor will not transfer, convey, sell, assign or deliver to Assignee, and Assignee will not purchase, accept or assume from Assignor (i) the Excluded Assets (as listed or described on Schedule 2(b)(1) hereto), it being expressly understood and agreed by the parties that Assignor is retaining all right, title and interest in and to the Excluded Assets, or
(ii) the Excluded Liabilities (as listed or described on Schedule 2(b)(2) hereto), it being expressly understood and agreed by the parties that Assignor is retaining all duty, responsibility, obligation and liability under and for the Excluded Liabilities.

      (c) Assumption of Fiduciary and Custodial Relationships. Without in any way limiting the provisions of Sections 2(a) and 2(b) above, as part of the Assignment and Assumption, Assignee will accept and assume all rights, duties, obligations and liabilities of Assignor under and with respect to all Fiduciary Accounts and Custodial Accounts of Assignor, including all duties of Assignor as fiduciary, agent, custodian, guardian, receiver, trustee, committee or conservator thereunder (collectively, "Fiduciary Duties"), whether such Fiduciary Duties arise out of the terms and conditions of customer agreements and documents relating to such accounts or under applicable provisions of law and regulation relating to such accounts and relationships, all of which Fiduciary Duties will be deemed to have been assumed by Assignee at the Effective Time, regardless of when the customer or other Persons controlling or responsible for such accounts may consent or agree to such assumption or be deemed to have consented or agreed thereto (if consent of agreement is required), may be notified thereof, or may take any action required to be taken by them with respect thereto.

      (d) Assumption of Safe Deposit Accounts. Without in any way limiting the provisions of Sections 2(a) and 2(b) above, as part of the Assignment and Assumption, Assignee will accept and assume all rights, duties, obligations and liabilities of Assignor under and with respect to all Safe Deposit Agreements of Assignor ("Safe Deposit Duties"), whether such Safe Deposit Duties arise out of the terms and conditions of customer agreements and documents relating to such accounts or under applicable provisions of law and regulation relating to such accounts and relationships, all of which Safe Deposit Duties will be deemed to have been assumed by Assignee at the Effective Time, regardless of when the customer or other Persons controlling or responsible for such accounts may consent or agree to such assumption or be deemed to have consented or agreed thereto (if consent of agreement is required), may be notified thereof, or may take any action required to be taken by them with respect thereto.

      (e) Capital Distribution. Immediately after the Effective Time of the Assignment and Assumption, as the next step in the Plan of Liquidation, Assignor will pay and distribute to its sole shareholder, Assignee, the Capital Distribution as further described in Exhibit 1 hereto, and subject to prior receipt of all required approvals and consents, including regulatory approvals, of such distribution.

      3. BANKING OFFICES. The Banking Offices of Assignor immediately prior to the Effective Time, as listed on Schedule 1(f) hereto, shall become branch offices of Assignee subject to the terms and conditions of this Agreement.

      4. CONSIDERATION.

      (a) Purchase Price. The sole consideration to be paid by Assignee to Assignor for the Bank Assets received by Assignee from Assignor at the Effective Time will be the assumption by Assignee from Assignor of the Bank Liabilities. It is the intention and expectation of the parties that the aggregate book value of the Bank Assets on the books of Assignor at the Effective Time (exclusive of the Excluded Assets) will equal the aggregate book value of the Bank Liabilities on the books of Assignor at the Effective Time (exclusive of the Excluded Liabilities).

      (b) Closing Date Balance Sheet; Listing of Bank Assets and Liabilities. At the Effective Time, Assignor will deliver to Assignee an estimated balance sheet of Assignor as of the most recent practicable date prior to the Closing, identifying the estimated aggregate dollar amounts of total assets, total liabilities and shareholders' equity of Assignor as of such date, the estimated aggregate dollar value of the Bank Liabilities (if different from total liabilities) as of such date, with each major category of liabilities and assets to be identified by type and estimated dollar amount, and the estimated dollar amount of the Capital Distribution to be paid by Assignor to Assignee immediately after the Effective Time. All instruments of transfer delivered at the Closing will be prepared on the basis of such estimated balance sheet.

      (c) Post-Closing Adjustments. As soon as practicable after the Effective Time, Assignor and Assignee will cooperate in preparing and finalizing a reconciled balance sheet of Assignor as of the close of business on the date of Closing, identifying actual dollar amounts of total assets, total liabilities and shareholders' equity of Assignor as of the close of business on the date of Closing, including the actual dollar amounts of the Bank Assets and the Bank Liabilities transferred at such time. To the extent that such reconciled balance sheet may disclose that the actual dollar amount of the Bank Assets transferred to Assignee at Closing did not equal the actual dollar amount of the Bank Liabilities assumed by Assignee at Closing, (i) if the dollar amount of the former exceeds the dollar amount of the latter, an adjustment shall be made by the parties on their books and records relating to the Assignment and Assumption and the Capital Distribution, deducting the amount of such excess from the Bank Assets transferred by Assignor to Assignee at Closing and adding the amount of such excess to the amount of the Capital Distribution, and (ii) if the dollar amount of the latter exceeds the dollar amount of the former, a comparable but opposite adjustment shall be made by the parties on their books and records, adding the amount of such excess to the Bank Assets transferred by Assignor to Assignee at Closing and deducting the amount of such excess from the Capital Distribution. Any instruments and other documents of transfer and conveyance necessary to effect this adjustment shall be delivered by the parties to each other at the time of the adjustment.

      5. CLOSING.

      (a) Closing; Effective Time. The Closing shall occur at the Effective Time, which shall be 3:02 p.m., New York City time, on November 9, 2001, or at such other date and time as may subsequently be agreed upon by the parties, provided that the Effective Time shall occur immediately after, but not before, effectiveness of the Interim Merger. The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, or at such other place as may subsequently be agreed upon by the parties.

      (b) Items to be Delivered by Assignor. At the Effective Time, Assignor will deliver to Assignee each of the following:

            (i) a bill of sale for the Bank Assets, substantially in the form of Exhibit 2 attached hereto, evidencing the transfer from Assignor to Assignee of the Bank Assets, "AS IS," "WHERE IS," and with all faults;

            (ii) quitclaim deeds for each parcel of Real Property owned in fee by Assignor and each parcel of Other Real Estate Owned, pursuant to which such Real Property or Other Real Estate Owned is transferred from Assignor to Assignee, "AS IS," "WHERE IS," and with all faults, and subject to any and all encumbrances, liens and other title imperfections affecting such Real Property and Other Real Estate Owned;

            (iii) assignments (without recourse or warranty) transferring to
                  Assignee all right, title and interest of Assignor to Real Property under any Banking Office Leases, Tenant Leases or any other leases or subleases;

            (iv) the resignation of Assignor as fiduciary under each Fiduciary Account and as custodian under each Custodial Account and the designation of Assignee as successor fiduciary or successor custodian with respect thereto; and

            (v) such other documents as may be necessary to effect the transactions contemplated hereby, as Assignee may reasonably request.

      (c) Items to be Delivered by Assignee. At the Effective Time, Assignee will deliver to Assignor each of the following:

            (i) a receipt substantially in the form of Exhibit 3 attached hereto, evidencing receipt by Assignee from Assignor of the Bank Assets;

            (ii) the acceptance by Assignee of its appointment as successor fiduciary under each Fiduciary Account and as successor custodian under each Custodial Account and assumption of all duty, responsibility, obligation, and liability of its predecessor fiduciary or custodian with respect thereto; and

            (iii) such other documents as may be necessary to effect the transactions contemplated hereby, as Assignor may reasonably request.

      6. CONDITIONS TO CLOSING.

      (a) Conditions to Obligation of Assignor. Unless expressly waived in writing by Assignee, the obligation of Assignor to transfer and convey to Assignee the Bank Assets and the Bank Liabilities at the Effective Time is subject to satisfaction as of the Effective Time of each of the following conditions:

            (i)   effectiveness of the Interim Merger;

            (ii) prior receipt of all Regulatory Approvals and satisfaction of all conditions thereto, including the giving of all legally required notices and the expiration of all legally required waiting or protest periods, of or relating thereto;

            (iii) prior receipt of all other necessary approvals and consents for effectiveness of the Assignment and Assumption, including any additional governmental permissions or licenses, and satisfaction of all conditions thereto; and

            (iv) receipt by Assignor of all items to be delivered by Assignee at or prior to the Effective Time pursuant to Section 5(c) hereof.

      (b) Conditions to Obligation of Assignee. Unless expressly waived in writing by Assignor, the obligation of Assignee to accept and assume from Assignor the Bank Assets and the Bank Liabilities at the Effective Time is subject to satisfaction as of the Effective Time of each of the following conditions:

            (i)   effectiveness of the Interim Merger;

            (ii) prior receipt of all Regulatory Approvals and satisfaction of all conditions thereto, including the giving of all legally required notices and the expiration of all legally required waiting or protest periods, of or relating thereto;

            (iii) prior receipt of all other necessary approvals and consents for effectiveness of the Assignment and Assumption, including any additional governmental permissions or licenses, and satisfaction of all conditions thereto; and

            (iv) receipt by Assignee of all items to be delivered by Assignor at or prior to the Effective Time pursuant to Section 5(b).

      7. REPRESENTATIONS AND WARRANTIES.

      a. Representations and Warranties of Assignor. Assignor represents and warrants to Assignee as follows:

            (i) Organization. Assignor is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, including the NYBL.

            (ii) Authority. Assignor has the power and authority to enter into and perform this Agreement. This Agreement and any other documents or instruments executed pursuant hereto and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate actions on the part of Assignor, and this Agreement and the instruments and documents executed pursuant hereto constitute, or will constitute, the valid and binding obligations of Assignor, enforceable against Assignor in accordance with their terms, except as enforcement may be limited by federal and state regulators of Assignor or by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

            (iii) Non-Contravention. The execution and delivery of this
                  Agreement and the instruments and documents executed pursuant hereto by Assignor do not and, subject to the receipt of all required approvals and consents, the consummation of the transactions contemplated by this Agreement will not, constitute (i) a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license of Assignor or to which Assignor is subject, which breach, violation or default would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby; or (ii) a breach or violation of or a default under the organizational documents of Assignor or any material contract or other instrument to which Assignor is a party or by which Assignor is bound.

            (iv) Compliance with Laws. Except as disclosed on Schedule 7(a)(iv), Assignor is not in violation of, nor is any of the property owned or leased by Assignor in violation of, its organizational documents, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including, without limitation, all regulatory capital requirements), fiduciary or agency, consumer protection, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), which would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby, or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency.

            (v) Legal Proceedings. There are no actions, suits, claims, formal governmental investigations or proceedings instituted or pending against Assignor or against any officer, director or employee of Assignor which would be reasonably likely to prevent or hinder the consummation of the transactions contemplated by this Agreement.

      (b) Representations and Warranties of Assignee. Assignee represents and warrants to Assignor as follows:

            (i) Organization. Assignee is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, including the NYBL

            (ii) Authority. Assignee has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate actions on the part of Assignee, and this Agreement constitutes a valid and binding obligation of Assignee, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

            (iii) Non-Contravention. The execution and delivery of this
                  Agreement and any instruments or other documents executed pursuant hereto by Assignee do not and, subject to the receipt of all required approvals and consents, the consummation of the transactions contemplated by this Agreement will not, constitute (i) a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license of Assignee, or to which either of them is subject, which breach, violation or default would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby, or (ii) a breach or violation of or a default under the organizational documents of Assignee or any material contract or other instrument to which it is a party or by which it is bound, except to the extent that any such breaches or violations, in the aggregate, would not have a material adverse effect on Assignee or would not impair the validity or consummation of this Agreement or the transactions contemplated hereby.

      8. INDEMNIFICATION.

      (a) Assignor's Indemnity. Except as otherwise provided in this Agreement, Assignor shall jointly and severally indemnify, hold harmless and defend Assignee, and its respective directors, shareholders, officers, agents and employees (the "Assignee Indemnitees") from and against all claims, losses, liabilities, demands and obligations, including reasonable legal fees and expenses (collectively, "Claims") which any Assignee Indemnitee shall receive, suffer or incur after the date hereof arising out of or resulting from (a) any Excluded Asset or Excluded Liability, or (b) the breach of any representation, warranty or covenant made by Assignor in this Agreement.

      (b) Assignee's Indemnity. Except as otherwise provided in this Agreement, Assignee shall jointly and severally indemnify, hold harmless and defend Assignor and its respective directors, shareholders, officers, agents and employees (the "Assignor Indemnitees") from and against all Claims which any Assignor Indemnitee shall receive, suffer or incur after the date hereof arising out of or resulting from (a) the Bank Assets or Bank Liabilities accepted and assumed by Assignee hereunder, or (b) the breach of any representation, warranty or covenant made by Assignee in this Agreement.

      (c) Survival. All indemnities contained in or made pursuant to this Agreement shall survive and remain in full force and effect until the date that is six (6) years after the Effective Time or the termination of this Agreement, prior to effectiveness, and shall then expire, except as to any claim for such indemnity as to which written notice shall have been given to the party from whom indemnification is sought prior to such date.

      9. POST-CLOSING MATTERS.

      (a) Further Assurances. From time to time after the Effective Time, each of the parties will, upon request by the other party and without further consideration, execute, acknowledge and deliver all such other instruments of sale, assignment, conveyance and transfer, and shall take all such other commercially reasonable actions, in each case to the extent required to give effect to the transactions in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, Assignor covenants and agrees that it will, promptly upon Assignee's reasonable request, execute, acknowledge and deliver to Assignee, in commercially reasonable form provided or approved by Assignee or its counsel and Assignor or its counsel, promissory note endorsements; allonges; and assignments of: deeds of trust, mortgages, financing statements, security agreements, loan or credit agreements, assignments of leases or rents, and any and all other documents that evidence, secure or otherwise are related to any or all of the loans that are included within the Bank Assets or the Bank Liabilities.

      (b) Access to and Retention of Books and Records. On or as soon as practicable after the Effective Time, Assignor will transfer and deliver to Assignee all books and records in the possession of Assignor relating to the Bank Assets and the Bank Liabilities (specifically excluding books and records relating to the Excluded Assets and Excluded Liabilities). Notwithstanding anything to the contrary contained herein, the parties will be subject to all applicable laws relating to the confidentiality of bank records for the Bank Assets and Bank Liabilities transferred from Assignor to Assignee.

      (c) Mutual Cooperation. In order to accomplish an orderly transition relative to the processing of debits and credits to the Bank Assets and Bank Liabilities to be assumed by Assignee under this Agreement, Assignor will cooperate with Assignee in good faith in the post-Closing processing of checks, drafts, deposit tickets for Deposit Liabilities made prior to and after the Effective Time and payments of principal and interest received by Assignee after the Effective Time with respect to the Loans. Assignee intends that the Uniform Commercial Code as in effect in the State of New York, applicable federal regulations and usual banking practices shall govern the processing of such items.

      (d) Deposits and Loan Payments Inadvertently Received. Assignor and Assignee will make all reasonable efforts to facilitate the acceptance after the Effective Time of any deposits or loan payment for accounts transferred to or assumed by Assignee. Assignor will accept deposits and loan payments after the Effective Time for accounts assumed by Assignee for a period not to exceed one hundred twenty (120) days. Assignee and Assignor will undertake reasonable measures to facilitate the timely crediting of deposits and payments.

      (e) Insurance. Assignee will continue to maintain after the Effective Time, and will include Assignor as an additional insured on, all insurance coverages maintained by Assignor at the Effective Time relating to the Bank Assets and Bank Liabilities, including any rights under policies transferred to Assignee pursuant to this Agreement as part of the Bank Assets, such coverage to extend to actions or omissions of, or claims against Assignor and its employees, directors and agents arising on or before the Effective Time, provided that Assignor will not transfer to Assignee and Assignee will have no duty to maintain any insurance policies or coverage with respect to any liabilities of Assignor or its directors, officers or employees constituting Excluded Liabilities or arising out of or relating to any Excluded Liabilities or Excluded Assets.

      10. NOTICES. All notices required or permitted under this Agreement shall be given in writing, shall reference this Agreement and shall be deemed to have been delivered and given (a) upon personal delivery to the party to be notified;
(b) when sent by confirmed facsimile if sent during normal business hours of the recipient or, if not, then on the next business day; (c) five days after having been sent by registered or certified U.S. mail, return receipt requested, postage and charges prepaid; or (d) one business day after deposit with a nationally-recognized commercial overnight courier, specifying next day delivery, with written verification of receipt. All such communications shall be delivered to the following addresses (or to such other address for a party as shall be specified by like notice):

                              if to Assignee, to

                              North Fork Bank
                              275 Broadhollow Road
                              Melville, New York 11747
                              Facsimile: (631) 844-1471
                              Attn: Mr. Daniel M. Healy

                        and
                              if to Assignor, to

                              Commercial Bank of New York
                              320 Park Avenue
                              New York, New York 10022
                              Facsimile: (212) 308-9009
                              Attn: Mr. John DiGiacomo

      11. AMENDMENT. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of both of the parties hereto.

      12. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to be one and the same instrument.

      13. PHOTOCOPIES. A photocopy of this Agreement is valid as an original for all purposes.

      14. TERMINATION. This Agreement may be terminated by mutual agreement of the parties hereto, evidenced in writing.

      15. GOVERNING LAW. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of New York, without regard to any principles of conflicts of laws thereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption Agreement as of the date first set forth above.


                                        NORTH FORK BANK

                                        By: /s/ Daniel M. Healy
                                           -------------------------------------
                                        Name:  Daniel M. Healy
                                        Title: Executive Vice President and
                                               Chief Financial Officer


                                        COMMERCIAL BANK OF NEW YORK

                                        By: /s/ John N. DiGiacomo
                                           -------------------------------------
                                        Name:  John N. DiGiacomo
                                        Title: Vice President and
                                               Chief Financial Officer